Exhibit 10.1

DUKE ENERGY CORPORATION DIRECTOR COMPENSATION PROGRAM SUMMARY

Effective May 7, 2026, the compensation paid to our outside directors will consist of:

Type of Fee	Fee
Annual Board Retainer (Cash)	$140,000
Annual Board Retainer (Stock)	$200,000
Annual non-executive Chairman of the Board Retainer, if applicable (50% Cash/50% Stock)	$200,000
Annual Lead Director Retainer, if applicable	$40,000
Annual Audit Committee Chair Retainer	$30,000
Annual Committee Chair Retainer (Other Committees)	$25,000
Additional Annual Board Retainer (Cash) (up to one) If director meets one or more of the following during the calendar year: •Serves as a member of a special committee •Attends (in person) more than two off-site committee meetings (excluding the annual Board retreat and attendance as a non-member of a committee) •Attends more than a total of thirty (30) meetings of the Board and committees on which they serve	$10,000